Exhibit 99.5

BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed materials relating to the grant of transferable rights to purchase shares of common stock, par value $0.01 per share, of Par Petroleum Corporation (“Par”).

With respect to any instructions to exercise (or not to exercise) rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, August 13, 2014, unless Par extends the offering period. All rights not exercised prior to 5.00 p.m., New York City time on August 13, 2014 shall be null and void.

This will instruct you whether to exercise rights to purchase shares of common stock distributed with respect to the shares of common stock held by you as record holder for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the prospectus supplement dated July 22, 2014 (together with the accompanying base prospectus, the “Prospectus”) and the related “Instructions as to Use of Par Petroleum Corporation Rights Certificates.”

I (we) hereby instruct you as follows:

(CHECK THE APPLICABLE BOXES AND PROVIDE ALL REQUIRED INFORMATION)

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of common stock.

Box 2. ☐ Please EXERCISE RIGHTS for shares of common stock as set forth below:

(a)	EXERCISE OF BASIC SUBSCRIPTION PRIVILEGE:

I subscribe for:

              (No. of shares of common stock) x $16.00 (Exercise Price) = $            (Payment)

To determine the number of shares of common stock above, multiply the number of rights you wish to exercise by 0.21 and round down to the nearest whole share of common stock. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering.

(b)	EXERCISE OF OVERSUBSCRIPTION PRIVILEGE*: If you have exercised your basic subscription privilege in full and wish to subscribe for additional shares of common stock pursuant to your oversubscription privilege:

I subscribe for:

              (No. of shares of common stock) x $16.00 (Exercise Price) = $            (Payment)

(c)	TOTAL AMOUNT OF PAYMENT ENCLOSED $ (the total of (a) and (b))

*	The oversubscription privilege may be exercised as to any shares that other stockholders do not purchase through exercise of their basic subscription privilege at the same exercise price per share. If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares, if any, will be allocated pro rata among stockholders who exercised their oversubscription privilege based upon the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege, and the application of Par’s certificate of incorporation’s ownership change limitations.

Box 3. ☐ Payment in the following amount is enclosed: $

Box 4. ☐ Please deduct payment of $             from the following account maintained by you as follows:

(The total of Box 3 and Box 4 must equal the total payment specified above.)

Type of Account                 , Account No.

I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

•	irrevocably elect to purchase the number of shares of common stock indicated above upon the terms and conditions specified in the Prospectus; and

•	agree that if I (we) fail to pay for the shares of common stock I (we) have elected to purchase, you may exercise any remedies available to you under law.

Name of beneficial owner(s):

Signature of beneficial owner(s):

If you are signing in your capacity as a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or another acting in a fiduciary or representative capacity, please provide the following information:

Name:

Capacity:

Address (including Zip Code):

Telephone Number: